NEWS RELEASE

Clifton Bancorp Inc. Announces Results of its Annual Meeting of Stockholders

          Clifton, New Jersey – August 11, 2016.  Clifton Bancorp Inc. (Nasdaq Global Select Market: CSBK) (the "Company") announced today the results of its annual meeting of stockholders that was held on August 10, 2016.  Approximately 92.4% of all outstanding shares were present or represented by proxy. Director nominees, Messrs. Stephen Adzima and Charles J. Pivirotto, received affirmative votes of approximately 93.5% and 93.6%, respectively, of the votes cast, excluding abstentions and broker non votes.  Messrs. Adzima and Pivirotto have been re-elected to serve three year terms, expiring in 2019. Director nominee Ms. Cynthia Sisco received affirmative votes of approximately 93.9% of votes cast, excluding abstentions and broker non votes. Ms. Sisco has been re-elected to serve a one year term, expiring in 2017.  97.6% of the votes cast voted in favor of the ratification of the appointment of BDO USA, LLP as independent auditors for the Company for the fiscal year ending March 31, 2017. 92.0% of the votes cast voted in favor of the advisory vote on the compensation of the Company's named executives.

Contact:  Bart D'Ambra
                 973-473-2200